EXHIBIT 99.1

                         ROCK BOTTOM RESTAURANTS INC.


FOR IMMEDIATE RELEASE

Contact:    Theresa D. Shelton
            Vice President Finance
            (303)664-4000


             ROCK BOTTOM RESTAURANTS ANNOUNCES MANAGEMENT CHANGES,
            FOURTH QUARTER INFORMATION AND ADOPTION OF RIGHTS PLAN

LOUISVILLE, Colo. (Dec. 12, 1997) - Rock Bottom Restaurants, Inc. (NASDAQ:BREW), operator of Rock Bottom Restaurant & Brewery restaurants and Old Chicago restaurants, today announced the appointment of Frank B. Day as President and Chief Executive Officer, financial information regarding fourth quarter operations, as well as the adoption of a shareholder rights plan.

The Company announced that Frank B. Day has been elected as President and Chief Executive Officer, replacing Thomas A. Moxcey. Mr. Day is a founder of the Company and is resuming the positions of President and Chief Executive Officer in addition to his duties as Chairman of the Board. Mr. Moxcey recently had announced his intention to withdraw from the Company in order to pursue other opportunities. "We appreciate the dedication and enthusiasm which Tom Moxcey has brought to this Company through his many years here, " said Mr. Day. "He has been a real asset to the organization." The Company also announced that Ned Lidvall was elected as Chief Operating Officer, William Hoppe as Chief Administrative and Financial Officer and Bill Edmiston as Chief Development Officer.


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          248 Centennial Parkway Suite 100 Louisville Colorado 80027
                     Phone 303-664-4000  Fax 303-664-4199


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      The Company also announced that its results of operations to date for the fourth quarter were lower than internal projections, due primarily to adverse weather and greater than anticipated labor and other operating costs, including the impact of several underperforming restaurants. The Company announced its intention to take a further write-off in the fourth quarter relating to underperforming restaurant assets that would likely include the closing of certain restaurants in 1998. Fourth quarter results will also be affected by expenses associated with severance costs and charges associated with the Company's exploration of its strategic alternatives.

      Mr. Day commented that the Company has now grown to 63 restaurants across the nation, and recent operating results indicate the need to tackle several aspects of restaurant operations. "While the vast majority of our restaurants have strong operating results, some are underperforming," said Day. "Our margins are not at acceptable levels and we need to add focus to our operations and improve our results, restaurant by restaurant, throughout our system."

                                  RIGHTS PLAN

      The Board also announced that is has adopted a shareholder rights plan in order to protect the long-term value of the shareholders' investment in light of the Board's conclusions that, given current circumstances, it is in the best interests of the shareholders not to consider a sale of the Company at this time. "The Rights are designed to assure that all stockholders receive a fair price in the event of any takeover of the Company," said Mr. Frank Day, "and to guard against abusive tactics to gain control of the Company without paying stockholders a control premium." Mr. Day also commented that the Company is not subject to any hostile or other takeover bid. In the event of a bid, the rights plan will not prevent a takeover, but is intended to encourage persons seeking to acquire the Company to negotiate with its board of directors rather than taking unilateral action.

      The terms of the rights plan provide that each Right will entitle stockholders to buy one-hundredth of a newly issued share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $50 per Right. The Rights will be exercisable only if (i) a




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person or group (other than Mr. Day) acquires beneficial ownership of 15 percent or more of the Company's outstanding common stock or commences a tender or exchange offer, the consummation of which a person or group would beneficially own 15 percent or more of the Company's outstanding common stock or (ii) a change in the composition of the board of directors of the Company over a period of 18 consecutive months or less such that 50 percent or more of the members of the board of directors who were directors at the beginning of such 18-month period cease to be directors during such period and are replaced by directors that were not unanimously elected or nominated by persons that were directors at the commencement of such 18-month period.

      If any person becomes the beneficial owner of 15 percent or more of the Company's outstanding common stock (other than Mr. Day), then each Right not owned by such person or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of the Company's Series A Junior Participating Preferred Stock (or, in certain circumstances, company common stock, cash or other securities of the Company) having a market value equal to twice the then current exercise price. In addition, if the company is involved in a merger or other business combination transaction with another entity after which its common stock does not remain outstanding, or sells 50 percent or more of its assets or earning power to another entity, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of such other person having market value equal to twice the then current exercise price.

      The Company will generally be entitled to redeem the Rights at $.001 per Right at any time prior to such time as a person or group has acquired 15 percent or more of the Company's common stock.

      Based in Louisville, Colo., Rock Bottom Restaurants, Inc. currently owns or maintains an interest in 69 restaurants - 42 Old Chicago restaurants an 27 brewery restaurants operating under the names Rock Bottom Restaurant & Brewery, ChopHouse & Brewery, Walnut Brewery and Big River Grille & Brewing Works. All of the Company's restaurants are casual dining establishments featuring attentive customer service, high-quality, moderately priced food, and a




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distinctive selection of microbrewed and specialty beer served in a comfortable and entertaining atmosphere.

      PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Certain statements contained in this press release are forward-looking statements subject to risks and uncertainties that may cause actual results or performance of the Company to differ materially from such forward-looking statements. Such statements include the Company's results of operations for the fourth quarter, the timing and impact of asset write-downs and restaurant closings, and the operation of the Rights Plan. Factors that could cause actual results to differ materially include, among others, competitive conditions in the Company's markets, acceptance in new markets, fluctuations in consumer demand and tastes, weather, general economic conditions and other risks detailed in the Company's filings with the Securities and Exchange Commission.

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